Exhibit 99.2

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                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
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                           1998 Second Quarter Report
                        Limited Partner Quarterly Update


Presented for your review is the 1998 Second Quarter Report for the Marriott Hotel Properties II Limited Partnership. A discussion of the Partnership's performance and hotel operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. As always, we encourage you to read this report in its entirety. If you have any questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Host Marriott Corporation's Conversion to a Real Estate Investment Trust

As previously reported, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced on April 17, 1998, that its Board of Directors authorized Host Marriott to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating partnership (the "Operating Partnership"), and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Marriott Hotel Properties II Limited Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current limited partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, the Operating Partnership filed a Registration Statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission (the "SEC") on June 2, 1998. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.

In order to assist you with your financial planning, we are providing you with the preliminary valuation information on your Partnership units as disclosed in the Form S-4. The estimated exchange value is $237,334 per Partnership unit (the "Estimated Exchange Value"). The Estimated Exchange Value is subject to adjustment to reflect various closing and other adjustments, and the final valuation information will be set forth in the final Form S-4 you will receive later this year through a consent solicitation.

The Estimated Exchange Value is being provided to you at this time for information purposes only. We have not attempted to provide you with all of the detail relating to the methodologies, variables, assumptions and estimates used in determining the Estimated Exchange Value. The final valuation likely will differ from the Estimated Exchange Value set forth above and such difference may be material. The consent solicitation that will be mailed to you to solicit your approval of a merger of the Partnership will contain the final valuation for a Partnership unit as well as a discussion of the methodologies, variables, assumptions and estimates used.



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The  solicitation  period is expected to  commence  in late  September,  and the merger, if approved, would close by the end of the year (although there is no assurance that this will be the case). Please notify the General Partner in writing of any address changes in order to facilitate the prompt delivery of the consent solicitation documents to you.

Transfers of Partnership Units

If you wish to effect a transfer of your Partnership units, please contact our transfer agent, Trust Company of America/Gemisys at 1-800-797-6812 for the necessary documents. Please note, the General Partner does not charge a fee in connection with the transfer of Partnership units. In addition to reviewing the information provided in this report, we encourage you to consult with your financial and tax advisors when deciding if you should sell or transfer your Partnership units.

Cash Distributions

In August 1998, the Partnership made a cash distribution of $6,700 per limited partner unit from second quarter 1998 operating cash flow. Year to date distributions from 1998 operating cash flow totals $11,700 per limited partner unit.